Exhibit 10.3(a)

OMNIBUS AMENDMENT

TO

MASTER AGREEMENT,

LEASE, LOAN AGREEMENT AND

DEFINITIONS APPENDIX A

[FLORIDA]

This Omnibus Amendment to Master Agreement, Lease and Definitions Appendix A (this “Amendment”), dated as of September 17, 2004, is entered into among CERTEGY INC., a Georgia corporation, as Lessee and Guarantor (“Certegy” or the “Lessee”); PREFCO VI LIMITED PARTNERSHIP, a Connecticut limited partnership, as Lessor (the “Lessor”); and SUNTRUST BANK, a Georgia banking corporation, as Agent (the “Agent”) and as Lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, Equifax Inc. (as predecessor to the Lessee), the Lessor, Atlantic Financial Group, Ltd. (“AFG”), the Agent and the Lender have entered into that certain Master Agreement (Florida Property) dated as of December 30, 1999 (the “Master Agreement”) (capitalized terms used herein without definition shall have the meanings ascribed to them in Appendix A to the Master Agreement, as amended hereby); and

WHEREAS, Equifax Inc. (as predecessor to the Lessee) and the Lessor have entered into that certain Lease dated as of December 30, 1999 (the “Lease”); and

WHEREAS, the Lender has provided funding to the Lessor in connection with the Operative Documents pursuant to the Master Agreement and the Loan Agreement dated as of December 30, 1999 (the “Loan Agreement”) among the Lessor, the Lender and the Agent; and

WHEREAS, Equifax Inc., Certegy, the Lessor, AFG, the Lender and the Agent have entered into that certain Assignment and Assumption of Lease and other Operative Documents dated as of June 25, 2001 (the “Assignment”); and

WHEREAS, the parties hereto desire to enter into this Amendment in order to amend the Master Agreement, the Lease, the Loan Agreement and Appendix A to Master Agreement (Florida Property), Lease, and Loan Agreement (the “Definitions Appendix A”) with respect to the matters provided for in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual terms and conditions herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Modifications to Master Agreement. The parties hereto hereby amend the Master Agreement as follows:

(a) Section 2.5 of the Master Agreement is hereby amended so that clause (iii) thereof reads as follows:

(iii) [RESERVED];

(b) Section 5 of the Master Agreement is hereby amended to read in its entirety as follows:

SECTION 5 COVENANTS.

SECTION 5.1 Affirmative Covenants of the Lessee. So long as any Funded Amount shall remain outstanding, the Lessee will (unless waived in writing by the Required Funding Parties) perform the following covenants:

SECTION 5.1.1 Financial Statements and Other Information. The Lessee will deliver to the Agent:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of Lessee, a copy of the annual audited report for such fiscal year for the Lessee and its Subsidiaries, containing a consolidated balance sheet of the Lessee and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Lessee and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Ernst & Young or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Lessee and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Lessee, an unaudited consolidated balance sheet of the Lessee and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Lessee and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Lessee’s previous fiscal year, all certified by the chief financial officer or treasurer of the Lessee as presenting fairly in all material respects the financial condition and results of operations of the Lessee and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, substantially in the form of Schedule 5.1.1 hereto, (i) certifying as to whether there exists a Potential Event of Default or Event of Default on the date of such certificate, and if a Potential Event of Default or an Event of Default then exists, specifying the details thereof and the action which the Lessee has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 5.2 and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Lessee’s audited financial statements delivered to the Agent for the 2001 fiscal year and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Potential Event of Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Lessee to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Lessee or any Subsidiary as the Agent or any Funding Party may reasonably request.

SECTION 5.1.2 Notices of Material Events. The Lessee will furnish to the Agent and each Funding Party prompt written notice of the following:

(a) the occurrence of any Potential Event of Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Lessee, affecting the Lessee or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development (which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect) by which the Lessee or any of its Consolidated Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Lessee and its Consolidated Subsidiaries in an aggregate amount exceeding $5,000,000;

(e) the occurrence of any Event of Default (as such term is defined in the Indenture) under or pursuant to the Indenture; and

(f) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.1.3 Existence; Conduct of Business. The Lessee will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 5.3.3.

SECTION 5.1.4 Compliance with Laws, Etc. The Lessee will, and will cause each of its Consolidated Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.1.5 Payment of Obligations. The Lessee will, and will cause each of its Consolidated Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Lessee or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.1.6 Books and Records. The Lessee will, and will cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Lessee in conformity with GAAP.

SECTION 5.1.7 Visitation, Inspection, Etc. The Lessee will, and will cause each of its Consolidated Subsidiaries to, permit any representative of the Agent or any Funding Party, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Agent or any Funding Party may reasonably request after reasonable prior notice to the Lessee.

SECTION 5.1.8 Maintenance of Properties; Insurance. The Lessee will, and will cause each of its Consolidated Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, subject to ordinary wear and tear, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Consolidated Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

SECTION 5.1.9 Use of Proceeds. No part of the proceeds of any Funded Amount will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

SECTION 5.1.10 Environmental (Florida). Sampling has disclosed the presence of heavy metals and other constituents in the soil, sediment and groundwater at the Leased Property, and the prior owner/operator Honeywell is currently conducting periodic monitoring as required by the Florida Department of Environmental Protection (“FDEP”). Until such time as FDEP issues final closure documentation regarding the groundwater monitoring project, the Lessee covenants and agrees to take reasonable steps to monitor the progress of the investigation, to provide the Agent with reports no less frequently than quarterly of the progress of the investigation and/or any other response action, and to ensure that all investigation and/or other response action required by the Florida Department of Environmental Protection, or by any other environmental agency with jurisdiction, be performed in a timely manner, all at no cost to the Agent, the Lessor or the Lender. These provisions will be in addition to, and not in limitation of, any other rights of the Agent, the Lender or the Lessor.

SECTION 5.2 Financial Covenants of the Lessee. So long as any Funded Amount shall remain outstanding, the Lessee will (unless waived in writing by the Required Funding Parties) perform the following covenants (it being understood and agreed that Sections 5.2.1 and 5.2.2 and any related defined terms used therein shall be deemed to be amended automatically from time to time in a manner corresponding to any amendment effected from time to time to the corresponding provisions and defined terms in the Revolving Credit Agreement, provided that the Lender has, in its capacity as a lender under the Revolving Credit Agreement, consented to such amendment):

SECTION 5.2.1 Leverage Ratio. The Lessee will have, as of the end of each fiscal quarter of the Lessee, commencing with the fiscal quarter ending September 30, 2003, a Leverage Ratio of not greater than 3.00 to 1.00.

SECTION 5.2.2 Fixed Charge Coverage Ratio. The Lessee will have, as of the end of each fiscal quarter of the Lessee, commencing with the fiscal quarter ending September 30, 2003, a Fixed Charge Coverage Ratio of not less than 2.50 to 1.00.

SECTION 5.3 Negative Covenants of the Lessee. So long as any Funded Amount shall remain outstanding, the Lessee will (unless waived in writing by the Required Funding Parties) perform the following covenants:

SECTION 5.3.1 Subsidiary Indebtedness. The Lessee will not permit any of its Consolidated Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness existing on the Credit Agreement Funding Date and set forth on Schedule 5.3.1(a) and extensions, renewals and replacements of any such Indebtedness that do not (i) in the case of revolving credit, increase the maximum principal amount thereof and (ii) in the case of term loans, increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(b) Indebtedness of any Consolidated Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements and extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of any Consolidated Subsidiary owing to the Lessee or any other Consolidated Subsidiary; provided, that any such Indebtedness shall be subject to Section 5.3.4;

(d) Indebtedness in respect of obligations under Hedging Agreements permitted by Section 5.3.9;

(e) Guarantees by any Consolidated Subsidiary of Indebtedness of any other Consolidated Subsidiary; provided, that such Guarantees of Indebtedness of any Consolidated Subsidiary shall be subject to Section 5.3.4;

(f) Indebtedness of any Permitted Securitization Subsidiary (to the extent such Permitted Securitization Subsidiary constitutes a Consolidated Subsidiary) incurred in connection with any Permitted Securitization Transaction; and

(g) other unsecured Indebtedness of Consolidated Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

SECTION 5.3.2 Negative Pledge. The Lessee will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) Permitted Encumbrances;

(b) any Liens on any property or asset of the Lessee or any Consolidated Subsidiary existing on the Credit Agreement Funding Date and forth on Schedule 5.3.2; provided, that such Lien shall not apply to any other property or asset of the Lessee or any Consolidated Subsidiary;

(c) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (ii) such Lien does not extend to any other asset; and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(d) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (c) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(e) any Lien against the Lessee or any Consolidated Subsidiary evidencing the transfer of any receivables and related property to any Permitted Securitization Subsidiary (to the extent such Permitted Securitization Subsidiary constitutes a Consolidated Subsidiary) pursuant to any Permitted Securitization Transaction;

(f) any Lien against a Permitted Securitization Subsidiary (to the extent such Permitted Securitization Subsidiary constitutes a Consolidated Subsidiary) pursuant to any Permitted Securitization Transaction; and

(g) other Liens securing Indebtedness and other obligations in the aggregate which do not to exceed 5% of Consolidated Total Assets at any time.

SECTION 5.3.3 Fundamental Changes.

(a) The Lessee will not, and will not permit any Consolidated Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Consolidated Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Potential Event of Default or Event of Default shall have occurred and be continuing (i) the Lessee or any Consolidated Subsidiary may merge with a Person if the Lessee (or such Consolidated Subsidiary if the Lessee is not a party to such merger) is the surviving Person, (ii) any Consolidated Subsidiary may merge into another Consolidated Subsidiary, (iii) any Consolidated Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Lessee or to a

Consolidated Subsidiary, (iv) any Consolidated Subsidiary may liquidate or dissolve if the Lessee determines in good faith that such liquidation or dissolution is in the best interests of the Lessee and is not materially disadvantageous to the Funding Parties and (v) any Consolidated Subsidiary may be sold so long as such sale is permitted under Section 5.3.6; provided, that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 5.3.4; provided, further, that at any time, (x) any one or more Permitted Securitization Subsidiaries may merge into or consolidate with any one or more Permitted Securitization Subsidiaries and (y) any Permitted Securitization Subsidiary may be liquidated or dissolved.

(b) The Lessee will not, and will not permit any of its Consolidated Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Lessee and its Consolidated Subsidiaries on the date hereof and businesses reasonably related thereto and to consummate a Permitted Securitization Transaction.

SECTION 5.3.4 Investments, Loans, Acquisitions, Etc. The Lessee will not, and will not permit any of its Consolidated Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”; which term shall include all Restricted Investments but shall exclude all Acquisitions and shall exclude the rendition of services and provision of property or any charge therefor), or consummate any Acquisitions, except:

(a) Permitted Investments;

(b) Guarantees constituting Indebtedness not prohibited by Section 5.3.1; provided, that the aggregate principal amount of Indebtedness of Consolidated Subsidiaries or any other entity that is Guaranteed by the Lessee or any other Consolidated Subsidiary shall be subject to the limitations set forth in clauses (c) and (d) hereof;

(c) Investments by (i) the Lessee in its domestic Consolidated Subsidiaries; (ii) the Lessee and its domestic Consolidated Subsidiaries in all Foreign Subsidiaries and (iii) all Foreign Subsidiaries in all domestic Consolidated Subsidiaries and in the Lessee, all to the extent existing on March 31, 2004 and identified on Schedule 5.3.4 hereof (provided, however, that where offsetting Investments exist between any two Persons, all such Investments between such Persons existing on March 31, 2004 shall be deemed permitted under this Section 5.3.4(c) even though Schedule 5.3.4 gives effect to the netting of such Investments between those Persons by disclosing only a single investment by one Person in the other Person);

(d) (i) Investments (other than Investments in Consolidated Subsidiaries in the form of loans and Investments resulting from the Capital Management Subsidiary Transfer) made after March 31, 2004 by the Lessee and its

Consolidated Subsidiaries in all Consolidated Subsidiaries (domestic or foreign) and all Restricted Investments (whether in the form of loans or equity) made at any time; provided, however, that the Aggregate Net Amount (defined below) of such Investments and Restricted Investments, without duplication, shall not exceed $200,000,000.

(ii) Investments (including, without limitation, those in the form of loans) made after March 31, 2004 by the Lessee and its domestic Consolidated Subsidiaries in all Foreign Subsidiaries; provided, however, that (i) the Aggregate Net Amount of such Investments made after March 31, 2004 (together with, but without duplication, all Guarantees made after March 31, 2004 by the Lessee and its domestic Consolidated Subsidiaries of Indebtedness of all Foreign Subsidiaries) shall not exceed $100,000,000. To the extent that a particular Investment is of the type contemplated by both clause (d)(i) and clause (d)(ii) of this Section 5.3.4, it must comply with both such clauses.

(iii) Investments made in the form of loans at any time by the Lessee to its domestic Consolidated Subsidiaries or by any domestic Consolidated Subsidiaries to the Lessee or its domestic Consolidated Subsidiaries. Any Investments made by the Lessee or any Consolidated Subsidiary in any Consolidated Subsidiary (domestic or foreign) in the form of loans shall be permitted only if otherwise permitted hereunder and evidenced by an Intercompany Note. Any Investments in the form of loans may be forgiven by the payee thereof, in whole or in part, or otherwise converted by the payee, in whole or in part, into equity Investments so long as (y) immediately before and immediately after giving effect to the forgiveness or conversion of such loans, no Event of Default shall have occurred and be continuing and (z) the Lessee and its Consolidated Subsidiaries shall otherwise be in compliance with the limitations on Investments set forth in this Section 5.3.4 after giving effect to such forgiveness or conversion.

(iv) The term “Aggregate Net Amount” shall mean the sum (whether positive or negative) of the following Investments maintained by the relevant Person(s) making such Investments (collectively, the “Investors”) in the other relevant Person(s) (collectively, the “Investees”): (a) with respect to equity Investments, if applicable, the amount of the equity Investments made by the subject Investors in the subject Investees after March 31, 2004 (determined at book value as of the dates such Investments are made) less the amount of any cash dividends or other cash distributions distributed by the subject Investees to the subject Investors after March 31, 2004 in respect of the subject Investees’ equity interests plus (without duplication) the amount of any loans to the subject Investees which are forgiven or otherwise converted into equity; (b) with respect to Investments in the form of loans, if applicable, the principal amount advanced by the subject Investors to the subject Investees after March 31, 2004 less the amount of all principal payments made by the subject Investees to the subject Investors after March 31, 2004 in respect of loans less (without duplication) the amount of any loans to the subject Investees which are forgiven or otherwise converted into equity; and (c) with respect to debt Investments in the form of guarantees of Indebtedness of the subject Investees by the subject Investors, the face amount of the guaranties made after March 31, 2004, less the face amount of any guaranties that expire or are cancelled (to the extent not drawn upon) after March 31, 2004 (if any guaranty is drawn upon, then, to the extent of such drawing, it shall be considered a debt Investment). Notwithstanding the foregoing, to the extent that either (i) the amount of cash dividends or other cash distributions exceeds the amount of equity Investments otherwise made by any Investor in any subject Investee or (ii) the principal amount of debt repaid by any Investee exceeds the principal amount advanced to the subject Investee by the subject Investor, then, in either case, such excess shall not be applied to reduce the Aggregate Net Amount of Investment in any other Investee. In calculating the Aggregate Net Amount of Investments in any Investees, there will be excluded from such calculation (i) any amount that is contributed from the proceeds of equity issuances of the Lessee consummated after March 31, 2004 and (ii) the contribution to any Investee of capital stock of the Lessee held in treasury on March 31, 2004 or any contributions to any Investee of the proceeds from any transfer thereof by the Lessee or any other Investee.

(v) The calculation of the Aggregate Net Amount of all Investments made in any Multi-Tier Investment Transaction (defined below) shall not be done in a duplicative manner. “Multi-Tier Investment Transaction” shall mean any series of Investments made involving Lessee and/or any of its Consolidated Subsidiaries over any period of not more than 90 days where Lessee deems the proceeds of the initial Investment (the “Initial Investment”) to have been used to make one or more subsequent Investments (each a “Subsequent Investment”); provided, however, that each such Subsequent Investment shall be deemed not to exceed the amount of the Initial Investment or Subsequent Investment, as applicable, that immediately precedes it in such series. The calculation of the Aggregate Net Amount of the Investments made in any Multi-Tier Investment Transaction as it relates to the usage of the equity Investment basket and the foreign Investment basket in the respective subsections (d)(i) and (d)(ii) of this Section 5.3.4 shall be performed so that once any portion of the Initial Investment or any Subsequent Investment is applied in a way that constitutes usage of the applicable basket (such application being defined herein as an “Initial Basket Application”), all subsequent applications of such portion that would otherwise constitute usage of that basket (such application being defined herein as a “Subsequent Basket Exemption”) are disregarded in the calculation of the usage of such basket. Furthermore, no return on any Subsequent Investment that constitutes a Subsequent Basket Exemption shall reduce the Aggregate Net Amount of the basket usage of the Investments involved in any Multi-Tier Investment Transaction unless such return is also distributed as a return on the related Initial Investment or Subsequent Investment, as applicable, constituting the Initial Basket Application (and until so distributed, such return shall be available for reinvestment as another Subsequent Basket Exemption).

(e) loans or advances to employees, officers or directors of the Lessee or any Consolidated Subsidiary in the ordinary course of business for travel, relocation and other business related expenses;

(f) Hedging Agreements permitted by Section 5.3.9;

(g) Permitted Acquisitions;

(h) Permitted Securitization Subsidiaries;

(i) Investments by Foreign Subsidiaries in other Foreign Subsidiaries, including transfers of such Investments between Foreign Subsidiaries (without regard to the limitations set forth in subsection (d) of this Section 5.3.4);

(j) Investments transferred to Capital Management Subsidiary as a result of the Capital Management Subsidiary Transfer;

(k) Investments by Lessee or any domestic Consolidated Subsidiary in any other domestic Consolidated Subsidiary to the extent consisting of any contribution of the contributors’ holdings of equity interests in any other domestic Consolidated Subsidiary; and

(l) Investments by Lessee or any domestic Consolidated Subsidiary in any other Consolidated Subsidiary (domestic or foreign) to the extent consisting of any contribution of the contributors’ holdings of equity interests in any Foreign Subsidiary.

SECTION 5.3.5 Restricted Payments. The Lessee will not, and will not permit its Consolidated Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the obligations of the Lessee under the Operative Documents or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Lessee solely in shares of any class of its common stock, (ii) Restricted Payments made by any Consolidated Subsidiary or any Permitted Securitization Subsidiary to the Lessee or to another Consolidated Subsidiary or, in the case of a Permitted Securitization Subsidiary, any Consolidated Subsidiary, (iii) cash dividends paid on, and cash redemptions of, the common stock of the Lessee and (iv) dividends and distributions made with respect to, and redemptions of, any stock of any Consolidated Subsidiary; provided, that, in each case, no Event of Default has occurred and is continuing at the time such dividend is paid or redemption is made or would be caused thereby.

SECTION 5.3.6 Sale of Assets. The Lessee will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Consolidated Subsidiary, issue or sell any shares of such Consolidated Subsidiary’s common stock to any Person other than the Lessee or any Wholly-Owned Subsidiary of the Lessee (or to qualify directors if required by applicable law), except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments in the ordinary course of business;

(c) the sale of any receivables and related property to one or more Permitted Securitization Subsidiaries so long as such sale is made in connection with a Permitted Securitization Transaction;

(d) transfers made as part of Acquisitions and Investments permitted under Section 5.3.4 hereof; and

(e) the sale or other disposition of such assets (which may include the capital stock of any Subsidiary of the Lessee or all or substantially all of the assets of any Subsidiary of the Lessee) so long as (i) the aggregate Consolidated EBIT attributable to assets which are disposed of in any fiscal year of the Lessee does not exceed 10% of the Consolidated EBIT for the immediately preceding fiscal year and (ii) the aggregate amount of assets (determined at book value in accordance with GAAP) which are disposed of in any fiscal year of the Lessee do not exceed in the aggregate 10% of the Consolidated Total Assets as of the end of the immediately preceding fiscal year.

SECTION 5.3.7 Transactions with Affiliates. The Lessee will not, and will not permit any of its Consolidated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Lessee or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Lessee and its Consolidated Subsidiaries not involving any other Affiliates (subject to limitations in Section 5.3.4), (c) any Restricted Payment permitted by Section 5.3.5, and (d) in any Permitted Securitization Transaction.

SECTION 5.3.8 Restrictive Agreements. The Lessee will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Lessee or any Consolidated Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Lessee or any other Consolidated Subsidiary, to Guarantee Indebtedness of the Lessee or any other Consolidated Subsidiary or to transfer any of its property or assets to the Lessee or any Consolidated Subsidiary of the Lessee; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Master Agreement or any other Operative Document or by the Revolving Credit Agreement (or the Peaking Facility Loan Documents) and

related documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Consolidated Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Master Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in (A) Indebtedness not prohibited by Section 5.3.1 under a credit facility used by the Lessee for settlement purposes so long as such lien restriction is limited to the Lessee’s or any Consolidated Subsidiaries’ settlement receivables, any depository account which is used for the sole purpose of clearing such settlement receivables, any intercompany obligations which arise among the Lessee and a Consolidated Subsidiary in connection with such settlement facility and any documents which relate to the foregoing items in this clause (A), (B) any Synthetic Lease transaction (not prohibited by the Operative Documents), (C) any Capital Lease Obligations or other permitted purchase money Indebtedness so long as such restriction is limited to the asset financed by such Capital Lease Obligations or purchase money Indebtedness and (D) any Permitted Securitization Transaction (not prohibited by the Operative Documents) involving the Lessee, any Consolidated Subsidiary or any of their respective assets so long as such restriction is limited to the asset relating to such Permitted Securitization Transaction, (v) clause (b) shall not apply to any Permitted Securitization Subsidiary, and (vi) clause (a) and clause (b) (solely as such clause (b) relates to the ability of any Consolidated Subsidiary to Guarantee Indebtedness of the Lessee) shall not apply to the provisions contained in the Indenture.

SECTION 5.3.9 Hedging Agreements. The Lessee will not, and will not permit any of the Consolidated Subsidiaries to, enter into any Hedging Agreement, other than non-speculative Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Lessee or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 5.3.10 Amendment to Material Documents. The Lessee will not, and will not permit any Consolidated Subsidiary to, (i) amend or modify the Indenture in any manner without the prior written consent of the Lessor and the Agent, or (ii) amend, modify or waive any of its rights in a manner materially adverse to the Funding Parties under its certificate of incorporation, bylaws or other organizational documents.

SECTION 5.3.11 Accounting Changes. The Lessee will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP.

SECTION 5.3.12 Capital Management Subsidiary. The Lessee will not permit its Capital Management Subsidiary to engage in any business other than making Investments (including Permitted Investments) and activities incidental thereto. Unless otherwise permitted by the Agent, the Capital Management Subsidiary shall not own any material assets other than Investments (including Permitted Investments) and not incur any Indebtedness other than Indebtedness to the Lessee or any of its Subsidiaries or in connection with the making of Permitted Investments.

(c) The Master Agreement is further amending by attaching thereto as Schedules 5.1.1, 5.1.10, 5.3.1(a), 5.3.2 and 5.3.4 and Exhibit 2-A such Schedules and Exhibit attached hereto.

Section 2. Modifications to Lease. The parties hereto hereby amend the Lease as follows:

(a) Article XII of the Lease is hereby amended so that clause (e) and clauses (h) through (o) read in their entirety as follows:

(e) the Lessee shall fail to observe or perform any covenant or agreement contained in Sections 5.1.1, 5.1.2 or 5.1.3 (with respect to the Lessee’s existence) of the Master Agreement or Sections 5.2 or 5.3 of the Master Agreement; or

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(h) the Lessee or any Consolidated Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness which exceeds $7,500,000 individually or in the aggregate, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(i) the Lessee or any Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (j) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Lessee or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(j) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Lessee or any Material Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Lessee or any Material Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(k) the Lessee or any Material Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail generally to pay, its debts as they become due; or

(l) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Lessee or any Consolidated Subsidiary in an aggregate amount exceeding $5,000,000; or

(m) any judgment or order for the payment of money in excess of $7,500,000 in the aggregate shall be rendered against the Lessee or any Consolidated Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change in Control shall occur or exist; or

(o) breach of any covenant by the Lessee or any Consolidated Subsidiary (including any Permitted Securitization Subsidiary to the extent a Permitted Securitization Subsidiary is a Consolidated Subsidiary) contained in any agreement relating to a Permitted Securitization Transaction causing the acceleration of the obligations thereunder or requiring the prepayment of such obligations or termination of such securitization program prior to its stated maturity or term and the Lessee or any Consolidated Subsidiary (other than any Permitted Securitization Subsidiary to the extent such Subsidiary is a Consolidated Subsidiary) has liability in excess of $7,500,000 under such Permitted Securitization Transaction; or

(b) The Lease is hereby amended so that Article XIV reads in its entirety as follows:

ARTICLE XIV.

SALE, RETURN OR PURCHASE OF LEASED PROPERTY; RENEWAL

Section 14.1 Lessee’s Purchase. Subject to the provisions set forth in this Article XIV, on the applicable purchase date or the Lease Termination Date, as the case may be, Lessor shall convey to Lessee, without recourse or warranty (other than as to the absence of Lessor Liens), and Lessee shall purchase from Lessor, Lessor’s interest in the Leased Property.

Section 14.2 Lease Termination Date Conveyance to Lessee. Unless previously conveyed pursuant to Section 14.3, Lessee shall purchase from Lessor, and Lessor shall convey to Lessee, on the Lease Termination Date all of Lessor’s interest in the Leased Property pursuant to the terms of this Article XIV. Lessee may designate, in a notice given to Lessor not less than ten (10) Business Days prior to the closing of such purchase (time being of the essence), the transferee to whom the conveyance shall be made (if other than to Lessee), in which case such conveyance shall (subject to the terms and conditions set forth herein) be made to such designee; provided, however, that such designation of a transferee shall not cause Lessee to be released, fully or partially, from any of its obligations under this Lease.

Section 14.3 Acceleration of Purchase Obligation. Notwithstanding any termination of this Lease upon an Event of Default, Lessee shall be obligated to purchase and Lessor shall be obligated to sell to Lessee Lessor’s interest in the Leased Property immediately, automatically and without notice upon the occurrence of any Event of Default specified in clause (i) or (j) of Article XII, for the purchase price set forth in Section 14.4. Upon the occurrence and during the continuance of any other Event of Default, Lessee shall be obligated to purchase and Lessor shall be obligated to sell to Lessee Lessor’s interest in the Leased Property for the purchase price set forth in Section 14.4 upon notice of such obligation from Lessor.

Section 14.4 Determination of Purchase Price. Upon the purchase by Lessee of Lessor’s interest in the Leased Property pursuant to Section 14.2 or 14.3, the aggregate purchase price for all of the Leased Property shall be an amount equal to the Lease Balance as of the closing date for such purchase, plus any amount due pursuant to Section 7.9 of the Master Agreement as a result of such purchase.

Section 14.5 Purchase Procedure. (a) If Lessee shall purchase Lessor’s interest in the Leased Property pursuant to any provision of this Lease, (i) Lessee shall accept from Lessor and Lessor shall convey the Leased Property by a duly executed and acknowledged limited warranty deed and quit claim bill of sale of the Leased Property in recordable form, (ii) upon the date fixed for any purchase of Lessor’s interest in the Leased Property hereunder, Lessee shall pay to the order of the Agent (or Lessor if the Loans have been paid in full) the Lease Balance plus any amount due pursuant to Section 7.9 of the Master Agreement as a result of such purchase by wire transfer of immediately available funds, and (iii) Lessor will execute and deliver, or will cause the Agent to execute and deliver, to Lessee such transfer tax declarations, FIRPTA affidavits and other documents, including releases, termination agreements and termination statements, as may be legally required or as may be reasonably requested by Lessee in order to effect such conveyance, free and clear of Lessor Liens and the Liens of the Operative Documents.

(b) Lessee shall, at Lessee’s sole cost and expense, obtain all required governmental and regulatory and other third party approval and consents and shall make such filings as required by Applicable Law and Lessor shall cooperate in any such process to the extent reasonably required to obtain such approval and consents or make such filings; in the event that Lessor is required by Applicable Law to take any action in connection with such purchase and sale, Lessee shall pay all costs incurred by Lessor in connection therewith. In addition, all charges incident to such conveyance, including, without limitation, Lessee’s attorneys’ fees, Lessor’s attorneys’ fees, commissions, Lessee’s and Lessor’s escrow fees, recording fees, title insurance premiums and all applicable documentary transfer or other transfer taxes and other taxes required to be paid in order to record the transfer documents that might be imposed by reason of such conveyance and the delivery of such deed shall be borne entirely and paid by Lessee.

(c) Upon expiration or termination of this Lease resulting in conveyance of Lessor’s interest in the title to the Leased Property to Lessee, there shall be no apportionment of rents (including, without limitation, water rents and sewer rents), taxes, insurance, utility charges or other charges payable with respect to the Leased Property, all of such rents, taxes, insurance, utility or other charges due and payable with respect to the Leased Property prior to termination being payable by Lessee hereunder and all due after such time being payable by Lessee as the then owner of the Leased Property.

(d) As required by Florida law, Lessor hereby makes the following disclosure to Lessee in connection with the purchase by Lessee under this Article XIV:

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Seller does not make any representation, express or implied, as to the presence or absence of Radon Gas at the Property.

(e) Lessee hereby acknowledges that it has received the disclosures required under the Florida Building Energy-Efficiency Rating Act (Florida Chapter 553) and Lessee waives its right to have the buildings energy-efficiency ratings determined.

Section 14.6 [RESERVED]

Section 14.7 [RESERVED]

Section 14.8 Return of Leased Property. If Lessor hereafter expressly waives Lessee’s purchase obligations hereunder and retains title to the Leased Property, then Lessee shall, on the Lease Termination Date, and at its own expense, return possession of the Leased Property to Lessor for retention by Lessor or, by surrendering the same into the possession of Lessor, free and clear of all Liens other than Lessor Liens, in as good condition as it was on the Closing Date (as modified by Alterations permitted by this Lease), ordinary wear and tear excepted, and in compliance in all material respects with Applicable Law. Lessee shall, on and within a reasonable time before and after the Lease Termination Date, cooperate with Lessor in order to facilitate the ownership and operation by such purchaser of the Leased Property after the Lease Termination Date, which cooperation shall include the following, all of which Lessee shall do on or before the Lease Termination Date or as soon thereafter as is reasonably practicable to the extent the same are in the Lessor’s possession: providing all books and records regarding the maintenance and ownership of the Leased Property and all know-how, data and technical information relating thereto, granting or assigning all licenses (to the extent assignable) necessary for the operation and maintenance of the Leased Property, and cooperating in seeking and obtaining all necessary Governmental Action. Lessee shall have also paid the cost of all Alterations commenced prior to the Lease Termination Date. The obligations of Lessee under this Article XIV shall survive the expiration or termination of this Lease.

Section 14.9 Renewal. Subject to the conditions set forth herein, Lessee may, by written notice to Lessor and the Agent given not later than twelve months (and not earlier than sixteen months) prior to the Lease Termination Date then in effect, request renewal of this Lease, for up to five years commencing on the date following the Lease Termination Date then in effect, provided that Lessee may only exercise such renewal option once. No later than the date that is 45 days after the date the request to renew has been delivered to each of Lessor and the Agent, the Agent will notify Lessee whether or not Lessor and the Lenders consent to such renewal request (which consent, in the case of Lessor and the Lenders, may be granted or denied in their sole discretion, and may be conditioned on such conditions precedent as may be specified by Lessor and the Lenders). If the Agent fails to respond within such time frame, such failure shall be deemed to be a rejection of such request. If the Agent notifies Lessee of Lessor’s and the Lenders’ consent to such renewal, such renewal shall be effective. Any renewal of this Lease shall be on the same terms and conditions as are set forth herein for the original Lease Term, except that the amount of Basic Rent to be paid by Lessee shall be as mutually agreed upon among Lessee, Lessor and the Lenders prior to such renewal.

Notwithstanding anything to the contrary in any Operative Document, the Lessee shall no longer have any Remarketing Option or return option.

Section 3. Modifications to Loan Agreement.

(a) The Lessor, the Lender and the Agent hereby amend paragraph (a) of Section 2.4 of the Loan Agreement to read in its entirety as follows:

SECTION 2.4 Interest. (a) Each Loan shall bear interest (i) during the initial Rent Period ending January 14, 2000 at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate for 30-day periods plus 0.475%, (ii) during each subsequent Rent Period ending on or before September 17, 2004 at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate for such Rent Period plus 0.475% and (iii) during each subsequent Rent Period ending after September 17, 2004 at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate for such Rent Period plus the Applicable Margin, in each case (of clauses (i), (ii) and (iii)) computed using the actual number of days elapsed and 360-day year.

Section 4. Modifications to Definitions Appendix A.

(a) The parties hereto hereby amend Section B of the Definitions Appendix A to read in it entirety as follows:

B. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Lessee’s independent public accountants) with the most recent audited consolidated financial statement of the Lessee delivered pursuant to Section 5.1.1(a) of the Master Agreement; provided, that if the Lessee notifies the Agent that the Lessee wishes to amend any covenant in Section 5.2 of the Master Agreement to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Lessee that the Required Funding Parties wish to amend Section 5.2 of the Master Agreement for such purpose), then the Lessee’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Lessee and the Required Funding Parties.

(b) The parties hereto hereby amend Section E of the Definitions Appendix A so that the following terms read in their entirety as follows:

“Acquisition” means any acquisition, whether by stock purchase, asset purchase, merger, consolidation or otherwise of all or substantially all of the capital stock or assets of a Person or the acquisition of a business line of a Person. For the avoidance of doubt, the purchase price paid, and any debt incurred or obligations assumed, by a Person in connection with an Acquisition (along with the related costs and expenses incurred by such Person) shall not be deemed to be an “Investment” by such Person under the provisions of the Operative Documents.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Net Amount” has the meaning given such term in Section 5.3.4 of the Master Agreement.

“Applicable Margin” means, as of any date with respect to all Loans outstanding on any date, the percentage designated in the “Pricing Grid” attached to the 2004 Amendment as Schedule I based on the Lessee’s Senior Debt Ratings in effect on such date. A change in the Applicable Margin resulting from a change in the Senior Debt Ratings shall be effective on the day on which the Rating Agency which has the highest Senior Debt Rating changes the Senior Debt Ratings and which shall continue until the day prior to the day that further changes become effective.

“Base Term” means (a) the period commending on the Closing Date and ending on September 17, 2009 or (b) such shorter period as may result from earlier termination of the Lease as provided therein.

“Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such

Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Management Subsidiary” means a domestic Wholly-Owned Subsidiary (direct or indirect) of the Lessee whose activities are limited to making and maintaining Investments in Subsidiaries of the Lessee and Permitted Investments and activities incidental thereto.

“Capital Management Subsidiary Transfer” means one or more transfers on or prior to September 30, 2004 of Investments by the Lessee and its Consolidated Subsidiaries to the Capital Management Subsidiary in an aggregate amount not to exceed $300,000,000.

“Certegy Assumption” means the Assignment and Assumption of Lease and Other Operative Documents dated as of June 25, 2001 among the Lessee, Equifax, AFG, the Lessor and SunTrust Bank relating to the Existing Operative Documents.

“Change in Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Lessee to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Lessee; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lessee by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Change in Law” means (i) the adoption of any applicable law, rule or regulation after the Closing Date, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the Closing Date, or (iii) compliance by any Funding Party (or its Applicable Lending Office) (or for purposes of Section 7.6 of the Master Agreement, by such Funding Party’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after June 25, 2001.

“Consolidated EBIT” means, for the Lessee and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense and (iii) all other non-cash charges, determined on a consolidated basis in accordance with GAAP in each case for such period.

“Consolidated EBITDA” means, for the Lessee and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP in each case for such period.

“Consolidated EBITDAR” means, for the Lessee and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA and (b) Consolidated Lease Expense.

“Consolidated Fixed Charges” means, for the Lessee and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Expense for such period.

“Consolidated Interest Expense” means, for the Lessee and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Lessee and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Lessee and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Lessee or any Subsidiary of the Lessee in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Lessee or any Subsidiary on the date that such Person’s assets are acquired by the Lessee or any Subsidiary.

“Consolidated Subsidiary” means, at any date, any Person that, in accordance with GAAP, would be consolidated in the Lessee’s consolidated financial statements on such date.

“Consolidated Total Assets” means, at any time, the total assets of the Lessee and its Consolidated Subsidiaries, determined on a consolidated basis, in accordance with GAAP.

“Consolidated Total Debt” means, at any time, without duplication, the sum of (i) all then currently outstanding obligations, liabilities and indebtedness of the Lessee and its Subsidiaries on a consolidated basis of the types described in the definition of Indebtedness (other than the type described in clause (xi) of the definition thereof), including, but not limited to, all obligations under the Revolving Credit Agreement plus (ii) all Indebtedness of any Permitted Securitization Subsidiary.

“Control” means the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Credit Agreement Funding Date” means the “Funding Date” as defined in the Revolving Credit Agreement dated as of September 3, 2003 among Certegy, certain other borrowers, various lenders and SunTrust Bank, as administrative agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including, without limitation, the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657, (CERCLA), the Clean Air Act, 42 U.S.C. §§7401 et seq., the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and any comparable or implementing federal, state or local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of the Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Lessee or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equifax” means Equifax Inc., a Georgia corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated), which, together with the Lessee, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lessee or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lessee or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lessee or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lessee or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lessee or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Lessee, the ratio of (a) Consolidated EBITDAR for such period to (b) Consolidated Fixed Charges for such period.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Lessee that is organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section B of this Appendix A.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any legally binding obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other

Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including, without limitation, any pollutant, contaminant, waste, hazardous or toxic chemical including asbestos containing materials in any form or condition; urea formaldehyde foam insulation; polychlorinated biphenyls (PCBs) in any form or condition; including, without limitation, any solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, any “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation; gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof; toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation; or insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values, stock values or commodity values.

“Indebtedness” of any Person shall mean, without duplication (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) Capital Lease Obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (v) above, (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) off-balance sheet liability retained in connection with asset securitization programs, Synthetic Leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, and (xi) obligations of such Person under any interest rate Hedging Agreement or foreign exchange Hedging Agreement. For purposes of determining Indebtedness under clause (xi) the obligations of any Person in respect to any Hedging Agreement or foreign exchange Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Indenture” means the Indenture dated September 10, 2003 made by and between the Lessee and SunTrust Bank, as trustee, relating to the issuance of certain notes due 2008 in an aggregate principal amount not to exceed $200,000,000.

“Intercompany Note” means one or more intercompany notes executed and delivered by and among the Lessee and/or any of its Subsidiaries in substantially the form attached hereto as Exhibit 2-A or any other form approved by the Administrative Agent under the Revolving Credit Agreement .

“Investment” is defined in Section 5.3.4 of the Master Agreement.

“Leverage Ratio” means, as of any date of determination with respect to the Lessee, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four fiscal quarters then ending.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Material Subsidiary” means at any time any direct or indirect Subsidiary of the Lessee having: (a) assets in an amount equal to at least 5% of the total assets of the Lessee and its Subsidiaries determined on a consolidated basis as of the last day of the most recent fiscal quarter of the Lessee at such time; or (b) revenues or net income in an amount equal to at least 5% of the total revenues or net income of the Lessee and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent fiscal quarter of the Lessee at such time.

“Operative Documents” means the Master Agreement, the Operative Guaranty, the Purchase Agreement, the Assignment Agreement, the Remainderman Conveyance, the Lease, the Notes, the Loan Agreement, the Assignment of Lease and Rents, the Mortgage and the other documents delivered in connection with the transactions contemplated by the Master Agreement.

“Peaking Facility Loan Documents” means those certain loan documents, as the same may exist from time to time, pursuant to which the Lessee or any of its Subsidiaries may obtain up to $100,000,000 in principal amount of loans outstanding at any time to address the cash flow needs of the Lessee and its Subsidiaries.

“Permitted Acquisitions” means any Acquisition so long as (a) at the time of such Acquisition, no Potential Event of Default or Event of Default is in existence, (b) such Acquisition has been approved or recommended by the board of directors of the Person being acquired and (c) the Total Acquisition Consideration of such Acquisition, when aggregated with the Total Acquisition Consideration of all Acquisitions consummated by the Lessee and its Consolidated Subsidiaries during the preceding 12 month period does not exceed $100,000,000.

“Permitted Encumbrances” means:

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) the respective rights and interests of the Lessee, the Lessor, the Agent and any Lender as provided in the Operative Documents;

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(v) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(vi) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Lessee and its Subsidiaries taken as a whole;

(viii) other Liens incidental to the conduct of Lessee’s business which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the Leased Property or materially impair the use thereof; and

(ix) assignments, leases and subleases expressly permitted by the Operative Documents;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and

(vi) with respect to investments made by Foreign Subsidiaries, Investments (with maturities less than one year) of a non-speculative nature which are made with preservation of principal as the primary objective and in each case in accordance with normal investment practices for cash management of such Foreign Subsidiaries.

“Permitted Securitization Subsidiary” means any Subsidiary of the Lessee that (i) is directly or indirectly wholly-owned by the Lessee, (ii) is formed and operated solely for purposes of a Permitted Securitization Transaction, (iii) has organizational documents which limit the permitted activities of such Permitted Securitization Subsidiary to the acquisition of accounts receivable and related rights from the Lessee or one or more of its Consolidated Subsidiaries or another Permitted Securitization Subsidiary, the securitization or other financing of such accounts receivable and related rights and activities necessary or incidental to the foregoing and (iv) such Permitted Securitization Subsidiary shall at all times be subject to each of the following: (A) it shall have at least one (1) member, manager, director or other similar person whose affirmative vote is required to permit such person to file a voluntary bankruptcy proceeding or to amend its formation documents, which member, manager, director or other similar person is not affiliated with the Lessee or any of its Consolidated Subsidiaries or a current or prior officer, director or employee of any of them, (B) it shall not be permitted to incur any Indebtedness other than the Indebtedness related to the Permitted Securitization Transaction, unless such Indebtedness is non-recourse to such Permitted Securitization Subsidiary and is subordinated to the Indebtedness incurred in connection with the Permitted Securitization Transaction, (C) it will not be permitted to merge or consolidate with any person other than another Permitted Securitization Subsidiary and (D) its formation documents shall contain and it shall be subject to such restrictive covenants relating to its operations as shall be required by independent counsel in order for such counsel to deliver a reasoned, market-standard “non-consolidation” opinion.

“Permitted Securitization Transaction” means the transfer by Lessee or one or more of its Consolidated Subsidiaries of receivables and rights related thereto to one or more Permitted Securitization Subsidiaries and the related financing of such receivables and rights related thereto; provided that (i) such transaction is non-recourse to Lessee and its Consolidated Subsidiaries (excluding any related Permitted Securitization Subsidiary), except for Standard Securitization Undertakings and (ii) the aggregate total amount of all Indebtedness outstanding to third parties under all Permitted Securitization Transactions shall not exceed $120,000,000 in the aggregate outstanding at any time.

“Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which the Lessee or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Rating Agencies” shall mean Moody’s and S&P.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture, or any release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

“Responsible Officer” means any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, controller or a vice president of the Lessee or such other representative of the Lessee as may be designated in writing by any one of the foregoing with the consent of the Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Lessee.

“Restricted Investment” means Investments by the Lessee or any of its Consolidated Subsidiaries in any Person other than the Lessee and its Consolidated Subsidiaries. In the event that any Investment made by the Lessee or any of its Consolidated Subsidiaries is not otherwise permitted under the provisions of the Master Agreement, such Investment shall be deemed to be a Restricted Investment.

“Restricted Payment” has the meaning set forth in Section 5.3.5 of the Master Agreement.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of September 3, 2003 among the Lessee, certain other borrowers, various lenders and SunTrust Bank, as Administrative Agent, as the same may be amended, restated, extended, refinanced or replaced from time to time; provided that the maximum principal amount of Indebtedness available does not exceed $300,000,000 in the aggregate.

“S&P” means Standard & Poor’s.

“Senior Debt Rating” means the credit ratings (including indicative ratings if no actual debt has been rated) assigned from time to time by either of the Rating Agencies to the senior, unsecured long-term debt securities of the Lessee without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Lessee shall be disregarded. The rating in effect on any date is that in effect at the close of business on such date. If the Lessee is split-rated and (i) the ratings differential is one category, the higher of the two ratings will apply or (ii) the ratings differential is more than one category, the rate shall be determined by reference to the category next above that of the lower of the two ratings. If the Lessee is rated neither by Moody’s nor S&P, then the Applicable Margin shall be established by reference to Level IV as set forth in the “Pricing Grid” attached to the 2004 Amendment as Schedule I. If the rating system of Moody’s and S&P shall change, or if Moody’s and S&P shall cease to be in the business of rating corporate debt obligations, the Lessee, the Lessor, the Lender and the Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to any such change or cessation. If after a reasonable time the parties cannot agree to a mutually acceptable amendment, the Applicable Margin shall be determined by reference to Level IV as set forth in the “Pricing Grid” attached to the 2004 Amendment as Schedule I.

“Standard Securitization Undertakings” means any obligations and undertakings of the Lessee and any Consolidated Subsidiary consisting of representations, warranties, covenants, and indemnities standard in securitization transactions and related servicing of receivables.

“Subsidiary” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Lessee.

“Synthetic Lease” means any synthetic lease, tax retention operating lease or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP. For the purposes of the Operative Documents, the Lease and the Wisconsin real estate lease described on Schedules 5.3.1(a) and 5.3.2 to the Master Agreement shall be deemed to be “Synthetic Leases” whether or not they otherwise comply with the first sentence of this definition.

“Total Acquisition Consideration” means as at the date of any Acquisition, (a) the sum of, without duplication: (i) the amount of any cash and fair market value of other property given as consideration, including at such date the deferred payment of any such amounts, (ii) the amount (determined by using the outstanding amount or the amount payable at maturity, whichever is greater) of any obligations for money borrowed incurred, assumed or acquired by the Lessee or any Subsidiary in connection with such Acquisition, (iii) all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of the Lessee and its Subsidiaries in accordance with GAAP, and (iv) the aggregate fair market value of all other consideration given by the Lessee or any Subsidiary (including any shares of capital stock of the Lessee or any Subsidiary) in connection with such Acquisition; minus (b) all cash and cash equivalents (as determined in accordance with GAAP) acquired in connection with such Acquisition as reflected on a balance sheet for the acquired company of acquired assets, as applicable (prepared as of the closing date of the Acquisition).

“2004 Amendment” means the Omnibus Amendment dated as of September 17, 2004 to the Master Agreement, Lease, Loan Agreement and Definitions Appendix A among the Lessee, the Lessor, the Agent and the Lender.

“Wholly-Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares, or, in the case of any Subsidiary which is not organized or created under the laws of the United States of America or any political subdivision thereof, such nominal ownership interests which are required to be held by third parties under the laws of the foreign jurisdiction under which such Subsidiary was incorporated or organized) are at the time directly or indirectly owned by the Lessee.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 5. Effectiveness. The effectiveness of this Amendment (the “Amendment Effective Date”) is subject to receipt by the Agent of each of the following in form and substance satisfactory to the Agent:

(a) counterparts of this Amendment duly executed by the Lessee, the Lessor, the Lender and the Agent;

(b) a certificate of the Secretary or an Assistant Secretary of the Lessee, attaching and certifying as to (i) the Board of Directors’ (or appropriate committee’s) resolution duly authorizing the execution, delivery and performance by it of this Amendment and the Operative Documents amended hereby, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its articles or certificate of incorporation, and (iv) its by-laws;

(c) the opinion(s) of counsel to the Lessee; and

(d) such other documents, instruments and agreements as the Agent or its counsel shall reasonably request in the Agent’s sole discretion.

Section 6. Representations and Warranties of the Lessee. The Lessee represents and warrants to the Lessor and the Agent as follows:

(a) The execution, delivery and performance by the Lessee of this Amendment are within the Lessee’s corporate powers and have been duly authorized by all necessary corporate action. This Amendment has been duly executed and delivered by the Lessee and constitutes a legal, valid and binding obligation of the Lessee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(b) No Event of Default or event which, with the passage of time or notice or both, will be an Event of Default has occurred and is continuing as of the Amendment Effective Date. The parties agree that the status of environmental matters as currently disclosed in Schedule 5.1.10 to the Master Agreement (attached hereto) does not constitute an Event of Default.

Section 7. Survival. Each of the foregoing representations and warranties by the Lessee shall be made at and as of the Amendment Effective Date. Each of the representations and warranties made by the Lessee in this Amendment shall survive and not be waived by the execution and delivery of this Amendment or any investigation by the Funding Parties.

Section 8. Ratification of Operative Documents. Except as expressly amended herein, all terms, covenants and conditions of the Operative Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Operative Documents as amended herein.

Section 9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-titles, and assigns.

Section 10. Costs, Expenses and Taxes; Reaffirmation of Indemnities. (a) The Lessee agrees to pay on demand all reasonable costs and expenses of the Agent and the Lender in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent and the Lender as to its rights and responsibilities hereunder and thereunder. In addition, the Lessee shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save each Funding Party harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b) No Florida documentary stamp tax has been paid on recordation of the original Lease or the Assignment. Notwithstanding Section 5.25 of the original Master Lease, Lessee is not required to obtain a Technical Assistance Advisory regarding the applicability of Florida documentary stamp tax to the transactions contemplated hereby. The Lessee hereby confirms and reaffirms all obligations of the Lessee under Section 7.4 of the Master Agreement. Without limiting the foregoing, as between the Lessee and the Tax Indemnitees (but reserving any and all rights the Lessee may have against Equifax Inc. or other Persons), the Lessee agrees that, as between the Lessee and the Tax Indemnitees, the Lessee is responsible to pay any and all documentary stamp and other taxes that may be determined to be payable in connection with the execution, delivery or recording of the original Lease, the Assignment, this Amendment and the other instruments and documents delivered or to be delivered hereunder or thereunder, and agrees to indemnify, hold harmless and defend each Tax Indemnitee from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind and all costs with respect to or resulting from any delay in paying or failure to pay such taxes.

(c) The Lessee hereby confirms and reaffirms all obligations of the Lessee under Section 7.2 of the Master Agreement. Without limiting the foregoing, the Lessee agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind and all costs arising directly or indirectly, in whole or in part, out of any of the matters described on Schedule 5.1.10 attached hereto.

Section 11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

Section 12. GOVERNING LAW. THIS AMENDMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 13. References. All references to the words “Master Agreement”, “Lease”, “Loan Agreement” and “Appendix A” in the Operative Documents shall hereinafter refer to the Master Agreement, the Lease, the Loan Agreement and the Definitions Appendix A, each as amended by this Amendment.

Section 14. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Amendment to Master Agreement, Lease, Loan Agreement and Definitions Appendix A to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CERTEGY INC., as the Lessee

By:

Name Printed:
Title:

S-1	OMNIBUS AMENDMENT FLORIDA

PREFCO VI LIMITED PARTNERSHIP, as Lessor

By AFG PREFCO GP, LLC, a Texas limited liability company, as general partner

By:

Name Printed:
Title:

S-2	OMNIBUS AMENDMENT FLORIDA

SUNTRUST BANK, as Agent and Lender

By:

Name Printed:
Title:

S-3	OMNIBUS AMENDMENT FLORIDA

SCHEDULE I

PRICING GRID

Pricing Level	Rating Category	Applicable Margin for LIBOR Advances
I	A-or higher/A3 or higher	.650% p.a.
II	BBB+/Baa1	.775% p.a.
III	BBB/Baa2	.900% p.a.
IV	less than BBB/less than Baa2	1.150% p.a.

SCHEDULE 5.1.1

FORM OF COMPLIANCE CERTIFICATE

[DATE]

SunTrust Bank

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Ladies and Gentlemen:

The undersigned, CERTEGY INC. (“Lessee”), refers to the Master Agreement dated as of December 30, 1999, as amended (as amended, modified, extended or restated from time to time, the “Master Agreement”), among Lessee, PREFCO VI Limited Partnership (“Lessor”), Atlantic Financial Group, Ltd., and SunTrust Bank, as Agent and Lender. Capitalized terms used herein and not otherwise defined herein shall have the meaning’s assigned to such terms in the Master Agreement.

Pursuant to Section 5.1.1(c) of the Master Agreement, the Lessee hereby certifies that the computations set forth in the Attachment to Compliance Certificate attached hereto are true and accurate computations of the ratios and other items required to be so computed pursuant to the Master Agreement.

The Lessee further certifies that (i) the Lessee is in compliance the financial covenants set forth in Sections 5.2.1 and 5.2.2 of the Master Agreement, (ii) that no Potential Event of Default or Event of Default has occurred and is continuing, and (iii) no change in GAAP or the application thereof has occurred since the date of the Lessee’s audited financial statements delivered to the Agent for the 2001 fiscal year.

CERTEGY INC.

By:
Title:

ATTACHMENT TO COMPLIANCE CERTIFICATE

This Attachment to Compliance Certificate is made with respect to the Lessee’s quarterly accounting period ended                     .

All capitalized terms used herein and not defined herein have the respective meanings specified in the Master Agreement.

The undersigned, being a Responsible Officer of the Lessee, hereby certifies to the Funding Parties and the Lender that set forth below are the computations necessary to determine that the Lessee is in compliance with Sections 5.2.1 and 5.2.2 of the Master Agreement:

A. Section 5.2.1/Leverage Ratio. The following amounts shall be determined as of the end of the Lessee’s fiscal quarter based upon a period consisting of the four preceding fiscal quarters then ended:

(1)	Indebtedness for money or evidenced by bonds, debentures, notes or other similar instruments of Lessee and its Subsidiaries	$________________

(2)	Indebtedness for deferred purchase price of property or services of Lessee and its Subsidiaries	$________________

(3)	Indebtedness for property under any conditional sale or other title retention agreements of Lessee and its Subsidiaries	$________________

(4)	Capital Lease Obligations of Lessee and its Subsidiaries	$________________

(5)	Indebtedness for letters of credit of Lessee and its Subsidiaries	$________________

(6)	Guarantees of the Indebtedness of others of Lessee and its Subsidiaries	$________________

(7)	Indebtedness of third parties secured by a lien on property owned by Lessee and its Subsidiaries	$________________

(8)	Obligations to purchase or redeem common stock of Lessee and its Subsidiaries	$________________

(9)	Indebtedness for any off-balance sheet liabilities (including Synthetic Leases) of Lessee and its Subsidiaries	$________________

(10)	Indebtedness of any Permitted Securitization Subsidiary	$________________

(11)	Consolidated Total Debt (the sum of items (1) through (10))	$________________

(12)	Consolidated Net Income (loss)	$________________

(13)	Consolidated Interest Expense	$________________

(14)	Income taxes	$________________

(15)	Depreciation and amortization expense	$________________

(16)	Other non-cash charges	$________________

(17)	Consolidated EBITDA (the sum of items (12) through (16))	$________________

(18)	Leverage Ratio (item (11) divided by item (17))	$________________

(19)	Maximum Leverage Ratio pursuant to Section 5.2.1	3.00:1.00

B. Section 5.2.2/Fixed Charge Coverage Ratio. The following amounts shall be determined as of the end of the Lessee’s fiscal quarter based upon a period consisting of the four preceding fiscal quarters then ended:

(1)	Consolidated EBITDA (item A(17) above)	$________________

(2)	Consolidated Lease Expense	$________________

(3)	Consolidated EBITDAR (the sum of items (1) and (2))	$________________

(4)	Consolidated Interest Expense	$________________

(5)	Consolidated Lease Expense	$________________

(6)	Consolidated Fixed Charges	$________________

(7)	Fixed Charge Coverage Ratio	$________________

(8)	Minimum Fixed Charge Coverage Ratio pursuant to Section 5.2.2	2.50:1.00

C. New Accounting Standards Adoptions & New Auditor Announcement.

D. Other Items of Note.

IN WITNESS WHEREOF, this Attachment to Compliance Certificate is duly executed and delivered this              day of                     ,     .

Title:
Certegy Inc.

SCHEDULE 5.1.10

ENVIRONMENTAL MATTERS

1. The Florida Department of Environmental Protection (“FDEP”) performed a Site Inspection at the Florida Property pursuant to the authority of the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”). The FDEP Site Inspection involved the collection and analysis of soil, sediment, surface water and ground water samples on and around the Florida Property. The FDEP recommended that no further response action was deemed necessary under CERCLA for environmental matters at the Florida Property. The United States Environmental Protection Agency concurred with the FDEP recommendation and approved a No Further Response Action Planned designation for the CERCLA Site Inspection project. The FDEP has requested additional ground water monitoring be performed at the Florida Property pursuant to the provisions of Chapter 403, Florida Statutes. Honeywell, the prior owner/occupant of the Florida Property, has agreed to assume responsibility for all costs and liabilities associated with the ground water monitoring project. Certegy has asserted and continues to maintain that Honeywell is responsible for any additional site assessment or remediation activities at the Florida Property which may be required in the future by FDEP to address soil or groundwater contamination. Completion of the ground water monitoring project requested by the FDEP will be evidenced by the issuance of a No Further Action Order and/or Site Rehabilitation Completion Order from the FDEP. A detailed project history regarding environmental matters at the Florida Property is set forth in the Site Inspection Report dated January 2003 (as approved by the FDEP on February 28, 2003) prepared by Post, Buckley, Schuh & Jernigan, Inc. on behalf of the FDEP. The aforementioned Site Inspection Report and materials referenced therein are hereby deemed incorporated by reference.

2. In March 2000, several employees at the Florida Property submitted complaints to the United States Occupational Safety and Health Administration (“OSHA”) concerning hair loss symptoms. By correspondence dated March 7, 2000, OSHA issued a Notice of Health Hazard Complaint Letter (#203146295) which requested additional information regarding the employee complaints. OSHA and Certegy performed numerous investigations regarding the potential source of the health complaints, including radiation surveys, indoor air quality studies and soil and groundwater sampling and analysis at the Florida Property. In addition, OSHA consulted the National Institute for Occupational Safety and Health (“NIOSH”) regarding the employee complaints. NIOSH performed a detailed investigation of the facility, including employee interviews, radiation sampling and indoor air quality analysis at the Florida Property. Both OSHA and NIOSH concluded the Florida Property presented a safe work environment for on-site employees and no additional information was requested from these agencies and the matter was concluded without formal enforcement proceedings. The OSHA Complaint Letter was closed, and Certegy considers this matter resolved to the satisfaction of OSHA and NIOSH.

3. OSHA issued correspondence to Certegy dated January 2, 2004, in response to an employee complaint at the Florida Property. Although OSHA has not and will not provide a copy of the employee complaint to Certegy, Certegy understands the nature of the OSHA inquiry regards the condition of the indoor work environment, specifically in connection with indoor air quality. Certegy has retained multiple professional engineers and consultants who have performed multiple facility inspections and testing services to confirm that the indoor work environment at the Florida Property is safe and in compliance with OSHA standards. Certegy provided voluminous information to OSHA regarding these inspections and test results, and Certegy has not received any request from OSHA for additional information regarding this matter. In addition, Certegy requested a formal or informal closure letter from OSHA. On June 24, 2004 OSHA issued correspondence to Certegy indicating that Certegy had provided a satisfactory response and the complaint was closed.

Schedule 5.1.10

SCHEDULE 5.3.1(a)

CREDIT AGREEMENT FUNDING DATE INDEBTEDNESS

1.	Letters of Credit:

(a)	$2,000,000 letter of credit issued by SunTrust Bank on behalf of Total Bank for the benefit of Mastercard International Incorporated.

(b)	$31,504.69 letter of credit issued by SunTrust Bank on behalf of Certegy E-Banking Solutions for the benefit of Louis Dreyfus Property Group, Inc.

(c)	$390,000.00 letter of credit issued by SunTrust Bank for the benefit of Hartford Fire Insurance Company.

2.	$100,000,000 settlement line of credit with Wachovia Bank (or such other lender(s) as may be selected by Lessee)

3.	Interest rate swap contracts:

(a)	$10,100,000.00 notional swap with Bank of America, N.A.

(b)	$100,000,000.00 notional swap with JPMorgan Chase Bank

4.	Synthetic lease with SunTrust Bank and SunTrust Banks, Inc. relating to Lessee’s Madison, Wisconsin facility (the “Wisconsin Facility”), with a financed amount not to exceed (when aggregated with the Lease) $34,000,000.

5.	Credit Agreement with SunTrust Bank as Administrative Agent providing a revolving line of credit up to $300,000,000.

6.	Guaranty of Lessee in favor of Honeywell Inc., as sublandlord, of all of the obligations of Certegy Payment Services, Inc. (f/k/a Equifax Payment Services, Inc.), as subtenant, under the Agreement of Sublease, dated November 30, 1995, of the St. Petersburg Facility.

7.	$200,000,000.00 in aggregate principal amount of notes issued pursuant to the Indenture.

8.	Various other Indebtedness of the Lessee and its Consolidated Subsidiaries in an aggregate amount up to $5,000,000.00

Schedule 5.3.1.(a)

SCHEDULE 5.3.2

EXISTING LIENS

1.	Liens on Lessee’s Madison, Wisconsin facility securing the synthetic lease transaction.

2.	Liens revealed in UCC searches delivered to Agent on or prior to September 3, 2003.

Schedule 5.3.2 - Page 1

SCHEDULE 5.3.4

CERTAIN INVESTMENTS IN THE LESSEE AND ITS SUBSIDIARIES

(as of March 31, 2004)

A.	Net Investments by the Lessee in its Domestic Subsidiaries

(US$’s)

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)	Investment Amount (for Equity Investments)
Certegy Inc.	Certegy Europe LLC		$33,515,259
Certegy Inc.	Certegy Payment Services, Inc.		$104,793,452
Certegy Inc.	Certegy First Bankcard Systems Inc.		$10,738,188
Certegy Inc.	Certegy Asia Pacific Holdings, Inc.		$500
Certegy Inc.	Certegy Asset Management Inc.		$500
Certegy Inc.	Certegy Licensing Services, Inc.		$500
Certegy Inc.	Certegy Capital, Inc.	$178,572	$500
Certegy Inc.	Certegy Transaction Services, Inc.	$61,324,972
Certegy Inc.	Certegy Payment Recovery Services, Inc.	$24,817,313
Certegy Inc.	Certegy Card Services, Inc.	$157,301,250
Certegy Inc.	Certegy E Banking Services, Inc.	$10,153,538
Certegy Inc.	Financial Insurance Marketing Group Inc.	$82,052
Certegy Inc.	Crittson Financial Corporation	$102,233
Certegy Inc.	Certegy Asia Pacific Holdings, Inc.	$9,439,871
Certegy Inc.	Certegy Global Card Services, Inc.	$15,228,920
Certegy Inc.	Payment South America Holdings, Inc.	$7,815,103
Certegy Inc.	Card Brazil Holdings, Inc.,	$574,220
Total:		$287,018,044	$149,048,899

Schedule 5.3.4 - Page 1

B.	Net Investments by the Lessee and its Domestic Subsidiaries in Foreign Subsidiaries

(US$’s)

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)	Investment Amount (for Equity Investments)
Certegy Inc.	Certegy Canada, Inc.	$5,347	$2,462,887
Certegy Check Services, Inc.	Certegy Canada, Inc.	$46,559
Certegy Europe LLC	Certegy Ltd.		$33,515,259
Certegy Inc.	Certegy Ltd.	$236,036
Payment South America Holdings Inc.	Payment Chile S.A		$11,386,008
Payment South America Holdings Inc.	Payment Brasil Holdings Ltda.		$140,796,511
Payment South America Holdings Inc.	Payment Brasil Holdings Ltda.		$9,816,495
Card Brazil Holdings, Inc.	AGES Participacoes Ltda.		$58,775,314
Certegy First Bankcard Systems Inc.	Certegy Ltda.	$1,195,917
Certegy Card Services, Inc.	Certegy Ltda.	$243,377
Certegy Asia Pacific Holdings Inc.	Certegy Card Services Australia Pty Ltd.		$8,915,599
Certegy First Bankcard Systems Inc.	Certegy Card Services Australia Pty Ltd.	$464,635
Certegy Card Services, Inc.	Certegy Card Services Australia Pty Ltd.	$233,725
Certegy Inc.	Certegy Card Services Australia Pty Ltd.	$395,957
Certegy First Bankcard Systems Inc.	Certegy Card Services Ltd.	$346,066
Certegy Card Services, Inc.	Certegy Card Services Ltd.	$117,403
Certegy Global Card Services, Inc.	Certegy Card Services Ltd.	$502,745
Total:		$3,787,767	$265,668,073

Schedule 5.3.4 - Page 2

C.	Net Investments by Foreign Subsidiaries in the Lessee and its Domestic Subsidiaries

(US$’s)

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)	Investment Amount (for Equity Investments)
Certegy Card Services Australia Pty Ltd.	Certegy Global Card Services, Inc.	$116,696
Certegy Canada, Inc.	Certegy First Bankcard Systems, Inc.	$49,957
Certegy (Cayman Islands) Ltd.	Certegy First Bankcard Systems, Inc.	$548,382
Certegy S.A.	Certegy Card Services, Inc.	$88,699
Total:		$803,734

D.	Net Investments by Domestic Subsidiaries in Domestic Subsidiaries

(US$’s)

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)	Investment Amount (for Equity Investments)
Certegy Payment Services, Inc.	Certegy Card Services, Inc.	$86,760	$64,033,027
Certegy Transaction Services, Inc.	Game Financial Corporation	$121,527	$43,078,657
Certegy Transaction Services, Inc.	Certegy Check Services, Inc.	$5,258,412

Schedule 5.3.4 - Page 3

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)	Investment Amount (for Equity Investments)
Certegy Card Services, Inc.	Certegy First Bankcard Systems, Inc.	$28,231
Certegy Card Services, Inc.	Certegy Transaction Services, Inc.	$62,384
Certegy Card Services, Inc.	Certegy Payment Recovery Services, Inc.	$1,136,952
Certegy Card Services, Inc.	Certegy Check Services, Inc.	$3,153,588
Certegy Card Services, Inc.	Certegy E-Banking Services, Inc.	$195,065
Certegy Card Services, Inc.	Certegy Licensing Services, Inc.	$335,385
Certegy Card Services, Inc.	Certegy Global Card Services, Inc.	$138,887	$500
Financial Insurance Marketing Group, Inc.	Certegy Card Services, Inc.	$573
Certegy E-Banking Services, Inc.	Certegy Check Services, Inc.	$5,387
Certegy Licensing Services, Inc.	First Bankcard Systems, Inc.	$137,400
Certegy Licensing Services, Inc.	Certegy Check Services, Inc.	$6,756
Certegy First Bankcard Systems, Inc.	Certegy Global Card Services, Inc.	$117,391
Certegy Payment Recovery Services, Inc.	Certegy Transaction Services, Inc.	$40,671
Certegy Payment Recovery Services, Inc.	Certegy Check Services, Inc.	$3,583,853
GameCash, Inc.	Certegy Check Services, Inc.	$143,250
Certegy Payment Services, Inc.	Certegy Check Services, Inc.		$204,029
Certegy Payment Services, Inc.	Certegy Transaction Services, Inc.		$500
Certegy Payment Services, Inc.	Financial Insurance Marketing Group, Inc.		$1,000

Schedule 5.3.4 - Page 4

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)	Investment Amount (for Equity Investments)
Certegy Payment Services, Inc.	Certegy E-Banking Services, Inc.		$8,600,000
Certegy Check Services, Inc.	Certegy Payment Recovery Services, Inc.		$418,334
Certegy Card Services, Inc.	Payment South America Holdings, Inc.		$207,540,198
Payment South America Holdings, Inc.	Payment South America LLC		$100
Payment South America Holdings, Inc.	Card Brazil Holdings, Inc.		$55,357,679
Card Brazil Holdings, Inc.	Card Brazil LLC		$100
Certegy Card Services, Inc.	Crittson Financial Corporation		$20,750,000
Total:		$14,552,472	$399,984,124

E.	Net Investments by Foreign Subsidiaries in Foreign Subsidiaries

(UK£ unless otherwise noted)

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)		Investment Amount (for Equity Investments)
Certegy Ltd.	Certegy Card Services Ltd.		17,080,544	11,101,763
Certegy Card Services Ltd.	Certegy Card Services Australia Pty Ltd.		5,474
Certegy Australia plc	Certegy Card Services Australia Pty Ltd.	A$	12,639,722
Certegy Ireland Ltd.	Certegy France SNC		1,692,721
Transax plc	Certegy Ltd.		3,385,507
Certegy Ltd.	Certegy France SNC		342,675
Certegy Ltd.	Certegy Ireland Ltd.		430,809

Schedule 5.3.4 - Page 5

Investment Holder	Entity Invested In	Investment Amount (for Loan Investments)	Investment Amount (for Equity Investments)
Certegy Ltd.	Certegy Australia plc	1,942,063
Certegy Ltd.	Certegy New Zealand Ltd.	222,575
VIV plc	Certegy Ltd.	268,083
Certegy New Zealand Ltd.	Certegy Australia plc	495,647
Certegy France	Certegy France SNC	344,822
Payment Brasil Holdings Ltda.	Certegy (Cayman Islands) Ltd.		R$	1,629,493
Payment Brasil Holdings Ltda.	Certegy Ltda.		R$	167,296,011
AGES Participacoes	Certegy Ltda.		US$	58,775,314
Payment Chile S.A.	Certegy S.A.			CHP5,945,695,918
Certegy Ltd.	Transax plc			16,973,572
Transax plc	Certegy France plc			495,319
Certegy France plc	Certegy France SNC			3,008
Transax plc	Certegy Ireland Ltd.			96
Transax plc	Central Credit Services Ltd.			2
Transax plc	VIV plc			500,000
Transax plc	Certegy Australia plc			6,615,431
Transax plc	Retail Credit Management Ltd.			2
Transax plc	Certegy New Zealand Ltd.			1,179,470
Transax plc	Aircrown Ltd.			100
Transax plc	Admast Tax Free Shopping plc			1,000
Retail Credit Management Ltd	Transax plc	62,868
Total:		Xxxxxxxxx		Xxxxxxxxx

Schedule 5.3.4 - Page 6

EXHIBIT 2-A

MASTER INTERCOMPANY NOTE

August     , 2004

FOR VALUE RECEIVED, each of the parties hereto, in its capacity as a borrower (each, in such capacity, an “Intercompany Borrower”), hereby promises to pay to the order of each of the other parties hereto, in its capacity as a lender (each, in such capacity, an “Intercompany Lender”), as applicable, the unpaid principal amount of advances made by the applicable Intercompany Lender to the applicable Intercompany Borrower from time to time as shown on the general ledger of the applicable Intercompany Lender at such time, unless previously paid in full, ON DEMAND, and to pay interest on such unpaid principal amount for each day such amount shall remain outstanding at the interest rate agreed to by the applicable Intercompany Borrower and the applicable Intercompany Lender from time to time with such interest payable at such times as may be required the applicable Intercompany Lender.

It is contemplated that the parties to this Master Intercompany Note shall be Certegy Capital, Inc., a Georgia corporation (“Capital”), Certegy Inc., a Georgia corporation (“Certegy”), and certain of Certegy’s direct and indirect subsidiaries, as they may exist from time to time. Additional parties may be added to this Master Intercompany Note by the execution and delivery of a Joinder to Master Intercompany Note substantially in the form attached hereto as Exhibit A (or in such other form as may be approved by Capital, in its sole discretion). Any of the parties to this Master Intercompany Note may be removed as parties hereto at any time by the execution and delivery of a Withdrawal from Master Intercompany Note substantially in the form attached hereto as Exhibit B (or in such other form as may be approved by Capital, in its sole discretion); provided, however, that (i) neither Certegy nor Capital may be removed unless all then remaining parties to this Master Intercompany Note are removed and this Master Intercompany Note is cancelled and (ii) unless this Master Intercompany Note is cancelled, no party hereto may be removed from this Master Intercompany Note at any time when either (a) such party remains indebted to another party hereto for money borrowed or (b) such party is owed money by another party hereto for money borrowed (unless in the case of either clause (a) or (b) above, the remaining indebtedness is then separately documented by a promissory note between the relevant parties).

Presentment, demand, protest and notice of dishonor are hereby waived by the parties hereto.

This Master Intercompany Note is one of the Intercompany Notes referred to in that certain Revolving Credit Agreement dated as of September 3, 2003, by and among Certegy, the lenders from time to time a party thereto, Wachovia Bank, N.A., as syndication agent, Bank of America, N.A., as documentation agent, and SunTrust Bank, as administrative agent (as amended or otherwise modified from time to time, the “Credit Agreement”) and is made in accordance with the provisions of Section 7.4 thereof.

This Master Intercompany Note may be executed in counterparts and delivered by facsimile transmission with the same effect as if all parties hereto originally executed the same copy hereof and such originally executed copy hereof were delivered to all parties hereto.

THIS MASTER INTERCOMPANY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA.

IN WITNESS WHEREOF, each of the parties hereto has executed this Master Intercompany Note as of the date of issuance first above written.

CERTEGY INC.	CERTEGY CAPITAL, INC.

By:	By:
Name:	Name:
Title:	Title:

[ENTITY NAME]	[ENTITY NAME]

By:	By:
Name:	Name:
Title:	Title:

[ENTITY NAME]	[ENTITY NAME]

By:	By:
Name:	Name:
Title:	Title:

[ENTITY NAME]	[ENTITY NAME]

By:	By:
Name:	Name:
Title:	Title:

[ENTITY NAME]	[ENTITY NAME]

By:	By:
Name:	Name:
Title:	Title:

[ENTITY NAME]	[ENTITY NAME]

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

TO

MASTER INTERCOMPANY NOTE

FORM OF JOINDER TO MASTER INTERCOMPANY NOTE

JOINDER TO MASTER INTERCOMPANY NOTE

THIS JOINDER TO MASTER INTERCOMPANY NOTE (“Joinder”) is made by the undersigned (collectively, the “Additional Party”) as of                     , 20    , and supplements that certain Master Intercompany Note dated as of August     , 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, and as subject to this and any other joinder thereto or withdrawal therefrom, the “Master Intercompany Note”) by and among Certegy Capital, Inc., Certegy Inc. and the other parties thereto as borrowers and lenders.

Reference is made to that certain Revolving Credit Agreement dated as of September 3, 2003, by and among Certegy, the lenders from time to time a party thereto, Wachovia Bank, N.A., as syndication agent, Bank of America, N.A., as documentation agent, and SunTrust Bank, as administrative agent (as amended or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Intercompany Note, and if not defined therein, shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 7.4 of the Credit Agreement, the Additional Party is required to enter into the Master Intercompany Note on or prior to the time that certain investments are made between the Additional Party and one or more other parties to the Master Intercompany Note. The Master Intercompany Note provides that additional parties may become parties under the Master Intercompany Note by execution and delivery of an instrument substantially in the form of this Joinder.

In accordance with the Master Intercompany Note, the Additional Party by its signature below becomes a party to the Master Intercompany Note with the same force and effect as if originally named therein as a party thereto and the Additional Party hereby agrees to all the terms thereof. Each reference to an “Intercompany Borrower” or an “Intercompany Lender” in the Master Intercompany Note shall be deemed to include the Additional Party, as applicable, in its appropriate capacity. The Master Intercompany Note is hereby incorporated by reference.

This Joinder may be executed in counterparts and delivered by facsimile transmission with the same effect as if all parties hereto originally executed the same copy hereof and such originally executed copy hereof were delivered to Capital. This Joinder shall become effective as of the date first set forth above upon delivery to Capital of a copy of this Joinder that bears the signature of the Additional Party.

Except as expressly supplemented hereby, the Master Intercompany Note shall remain in full force and effect.

THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

IN WITNESS WHEREOF, the Additional Party has duly executed this Joinder as of the day and year first above written.

[NAME OF ADDITIONAL PARTY]

By:
Name:
Title:

[add any further Additional Party signature blocks here]

EXHIBIT B

TO

MASTER INTERCOMPANY NOTE

FORM OF WITHDRAWAL FROM MASTER INTERCOMPANY NOTE

WITHDRAWAL FROM MASTER INTERCOMPANY NOTE

THIS WITHDRAWAL FROM MASTER INTERCOMPANY NOTE (“Withdrawal”) is made by the undersigned (collectively, the “Withdrawing Party”) as of                     , 20    , and supplements that certain Master Intercompany Note dated as of August     , 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, and as subject to this and any other joinder thereto or withdrawal therefrom, the “Master Intercompany Note”) by and among Certegy Capital, Inc., Certegy Inc. and the other parties thereto as borrowers and lenders.

Reference is made to that certain Revolving Credit Agreement dated as of September 3, 2003, by and among Certegy, the lenders from time to time a party thereto, Wachovia Bank, N.A., as syndication agent, Bank of America, N.A., as documentation agent, and SunTrust Bank, as administrative agent (as amended or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Intercompany Note, and if not defined therein, shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 7.4 of the Credit Agreement, the Withdrawing Party was required to enter into the Master Intercompany Note on or prior to the time that certain investments were to be made between the Withdrawing Party and one or more other parties to the Master Intercompany Note. The Master Intercompany Note provides that existing parties thereto may withdraw therefrom upon the satisfaction of certain conditions and the execution and delivery of an instrument substantially in the form of this Withdrawal.

In accordance with the Master Intercompany Note, the Withdrawing Party by its signature below hereby withdraws from the Master Intercompany Note, effective as of the date recited in Capital’s acceptance hereof below.

This Withdrawal may be executed in counterparts and delivered by facsimile transmission with the same effect as if all parties hereto originally executed the same copy hereof and such originally executed copy hereof were delivered to Capital.

Except as against the Withdrawing Party from and after the effectiveness of this Withdrawal, the Master Intercompany Note shall remain in full force and effect.

THIS WITHDRAWAL SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

IN WITNESS WHEREOF, the Withdrawing Party has duly executed this Withdrawal as of the day and year first above written.

[NAME OF WITHDRAWING PARTY]

By:
Name:
Title:

[add any further Withdrawing Party signature blocks here]

Accepted as of the      day of                     , 20    , by

CERTEGY CAPITAL, INC.

By:
Name:
Title: